TIDAL COMMODITIES TRUST I S-4

Exhibit 2.1

AGREEMENT AND PLAN OF PARTNERSHIP MERGER AND LIQUIDATION

AGREEMENT AND PLAN OF PARTNERSHIP MERGER AND LIQUIDATION dated as of October 30, 2023 (the “Agreement”), between Teucrium Commodity Trust (the “Target Trust”), a Delaware statutory trust, on behalf of its series, Hashdex Bitcoin Futures ETF (the “Target Fund”), and Tidal Commodities Trust I (the “Acquiring Trust”), a Delaware statutory trust, on behalf of its series, Hashdex Bitcoin Futures ETF (the “Acquiring Fund”).

This Agreement is intended to provide for the continuation of the Target Fund, which is classified as a partnership under the United States Internal Revenue Code of 1986, as amended (the “Code”), in the form of the Acquiring Fund, which will also be classified as a partnership under the Code. The Merger will consist of (a) the transfer of all of the Assets (defined below) of the Target Fund to the Acquiring Fund in exchange for (i) shares of beneficial interest, no par value per share, of the Acquiring Fund (“Acquiring Fund Shares”), and (ii) the assumption by the Acquiring Fund of the Liabilities (defined below) of the Target Fund , and (b) the distribution, after the Closing Date hereinafter referred to, of the Acquiring Fund Shares to the shareholders of the Target Fund in liquidation of the Target Fund as provided herein, all upon the terms and conditions hereinafter set forth in this Agreement (the “Merger”).

WHEREAS, the Target Trust is formed and organized pursuant to a Fifth Amended and Restated Declaration of Trust and Trust Agreement dated as of April 26, 2019 (as may be further amended, the “Teucrium Trust Agreement”) by and between Teucrium Trading, LLC, as the sponsor the of the Target Trust (“Teucrium Sponsor”), and Wilmington Trust Company, as Delaware trustee (including its successors, the “Delaware Trustee”);

WHEREAS, the Acquiring Trust is formed and organized pursuant to a First Amended and Restated Declaration of Trust and Trust Agreement dated as of March 10, 2023 (as may be further amended, the “Tidal Trust Agreement”) by and between Toroso Investments, LLC, as the sponsor of the Acquiring Trust (“Tidal Sponsor”), and the Delaware Trustee;

WHEREAS, the Target Fund is a series of the Target Trust, and the Acquiring Fund is a series of the Acquiring Trust, and the Target Fund owns futures contracts and other assets of the character in which the Acquiring Fund is permitted to invest;

WHEREAS, the Target Fund is authorized to issue one class of shares (the “Target Fund Shares”) that are listed for trading on the NYSE Arca (“Exchange”);

WHEREAS, the Acquiring Fund is authorized to issue one class of Acquiring Fund Shares that will be listed for trading on the Exchange on the business day immediately following the Closing Date (defined below);

WHEREAS, the Teucrium Sponsor, on behalf of the Target Trust and Target Fund, has approved the Merger, and Section 14.1(iv) of the Teucrium Trust Agreement authorizes the Teucrium Sponsor to sell or convey all of the assets of the Target Fund to the Acquiring Fund; and

WHEREAS, the Tidal Sponsor, on behalf of the Acquiring Trust and Acquiring Fund, has approved the Merger, and Sections 4.1 and 4.2 of the Tidal Trust Agreement authorize the Tidal Sponsor to cause the Acquiring Trust, on behalf of the Acquiring Fund, to purchase the Assets and assume the Liabilities (each as defined below) and otherwise perform its obligations under this Agreement and, has determined that, there being no existing shareholders of the Acquiring Fund as of the Closing, the Merger will not result in dilution of the Acquiring Fund’s shareholders’ interests.

NOW THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.	THE MERGER.

1.1           Subject to the terms and conditions contained herein and on the basis of the representations and warranties contained herein, the Target Fund agrees to assign, transfer and convey to the Acquiring Fund all of the Assets of the Target Fund (as defined below), free and clear of all liens, encumbrances and claims whatsoever. The Acquiring Fund agrees in exchange therefor –

(a) to deliver to the Target Fund the number of Acquiring Fund Shares determined as set forth in paragraph 2.3; and

(b) to assume the Liabilities of the Target Fund, as defined in paragraph 1.3.

Such transactions shall take place at the closing (the “Closing”) as of the close of business on the closing date (the “Closing Date”), provided for in paragraph 3.1. In lieu of delivering certificates for the Acquiring Fund Shares, the Acquiring Fund shall credit the Acquiring Fund Shares to the Target Fund’s account on the books of the Acquiring Fund and shall deliver a confirmation thereof to the Target Fund.

1.2           The assets of the Target Fund to be acquired by the Acquiring Fund shall consist of all of the Target Fund’s Assets (defined below), including, without limitation, all portfolio securities, cash, cash equivalents, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest and other receivables), and other assets belonging to the Target Fund, and any deferred or prepaid expenses, reflected on an unaudited statement of assets and liabilities of the Target Fund approved by U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, administrator and fund accountant for the Target Fund and by U.S. Bank Global Fund Services, sub-administrator and fund accountant for the Acquiring Fund, as of the Valuation Date (as defined in paragraph 2.1), in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied from the Target Fund’s prior audited period (collectively, the “Assets”).

1.3           The Target Fund will endeavor to identify and, to the extent practicable, discharge all of its known liabilities and obligations before the Closing Date. The Acquiring Fund shall assume all of the Target Fund’s liabilities and obligations in existence on the Closing Date, whether known or unknown, contingent or otherwise, (collectively, the “Liabilities”).

1.4           Delivery of the Target Fund’s Assets shall be made on the Closing Date to (i) U.S. Bank, N.A., the Acquiring Fund’s custodian (the “Custodian”) with respect to securities, cash and/or cash equivalents, and (ii) to StoneX Financial Inc. – FCM (f/k/a INTL FCStone Financial Inc. - FCM Division), the Acquiring Fund’s futures commission merchant (the “FCM”) with respect to futures contracts and associated margin, for the account of the Acquiring Fund free and clear of all liens, encumbrances, rights, restrictions and claims other than margin requirements of the FCM. All cash delivered shall be in the form of immediately available U.S. funds payable to the order of the Custodian and the FCM, as the case may be, for the account of the Acquiring Fund.

1.5           The Target Fund will transfer to the Acquiring Fund any Assets, distributions, rights or other assets received by the Target Fund after the Closing Date as distributions on or with respect to the Assets transferred. Such Assets received after the Closing Date shall be deemed included in the Assets transferred to the Acquiring Fund on the Closing Date and shall not be separately valued.

1.6           As soon after the Closing Date as is conveniently practicable, the Target Fund will distribute to the holders of record of the Target Fund Shares (“Target Fund Shareholders”), determined as of the close of business on the Closing Date, the Acquiring Fund Shares received by the Target Fund pursuant to paragraph 1.1, and will completely liquidate and, promptly thereafter, terminate in accordance with applicable laws of the State of Delaware and federal securities laws and regulations. Each Target Fund Shareholder will receive Acquiring Fund Shares having an aggregate net asset value equal to the aggregate net asset value of such Fund Shareholder’s Target Fund Shares, determined as of the close of business on the Closing Date. Such distribution and liquidation will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Target Fund on the books of the Acquiring Fund to accounts on the share records of the Acquiring Fund in the names of the accounts of Fund Shareholders and representing the respective number of the applicable Acquiring Fund Shares due such Fund Shareholders. All issued and outstanding shares of the Target Fund simultaneously will be canceled on the books of the Target Fund and will be null and void. Acquiring Fund Shares distributed to Fund Shareholders will be reflected on the books of the Acquiring Fund as uncertificated, book-entry shares; the Acquiring Fund will not issue share certificates in the Merger.

1.7           Acquiring Fund Shares will be issued in the manner described in the Information Statement/Prospectus on Form S-4, as amended or supplemented (the “Registration Statement”), as of the effective date of the Registration Statement.

1.8           Any reporting responsibility of the Target Fund, including the responsibility for filing regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Commodity Futures Trading Commission (the “CFTC”), the National Futures Association (“NFA”), any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund up to and including the Closing Date and such later date on which the Target Fund’s existence is terminated.

1.9           As soon as practicable after the Closing Date, the Target Trust shall provide the Acquiring Fund with copies of all books and records that pertain to the Target Fund that the Acquiring Fund is required to maintain under the Securities Act of 1933, as amended (the “1933 Act”), Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Commodities Exchange Act, as amended (the “CEA”), and the applicable rules of the SEC, CFTC and the NFA.

2.	VALUATION.

2.1           The value of the Target Fund’s Assets to be acquired, and the amount of the Target Fund’s known liabilities to be assumed, by the Acquiring Fund hereunder shall be computed as of the scheduled close of trading on the floor of the Exchange (usually 4:00 p.m., Eastern time) on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the valuation procedures set forth in the Tidal Trust Agreement, and the then-current prospectus or statement of additional information of the Acquiring Fund under the Registration Statement, which are and shall be consistent with the policies currently in effect for the Target Fund, or such other valuation procedures as shall be mutually agreed upon by the parties hereto.

2.2           For purposes of paragraph 1.1(a), the net asset value per share of Acquiring Fund Shares, which are newly created shares, shall be established by the Tidal Sponsor prior to the Closing.

2.3           The number of Acquiring Fund Shares to be issued in exchange for the Target Fund’s net assets shall be determined by dividing the value of the net assets of the Target Fund determined using the same valuation procedures referred to in paragraph 2.1 by the net asset value of one Acquiring Fund Share, determined in accordance with paragraph 2.2. As a result of this valuation, the number of Acquiring Fund Shares to be issued in exchange for the Target Fund’s net assets shall equal the number of Target Fund Shares Fund to be exchanged.

2.4           All computations of value shall be made in accordance with the regular practices of U.S. Bank Global Fund Services as fund accountant for the Acquiring Fund.

3.	CLOSING AND CLOSING DATE.

3.1           Upon the terms and subject to the conditions set forth herein, the Closing Date shall be January 3, 2024, or such other date as the parties, through their duly authorized officers, may mutually agree. All acts taking place at the Closing shall be deemed to take place simultaneously on the Closing Date unless otherwise provided. The Closing shall be held before 9:30 a.m., Eastern time, at the offices of K&L Gates, LLP, 399 Lexington Avenue, New York, New York 10022, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties.

3.2           The Custodian and the FCM shall each deliver at the Closing a certificate of an authorized officer stating that the Target Fund’s Assets, as may be held by each, have been delivered in proper form to the Acquiring Fund on the Closing Date. The Target Fund’s portfolio securities and instruments deposited with a securities depository (as defined in the Exchange Act) or with a permitted counterparty or futures commission merchant (as defined in the CEA) shall be delivered to the Custodian and the FCM, as the case may be, as of the Closing Date by book entry, in accordance with the customary practices of the Custodian and FCM, as applicable. The cash to be transferred by the Target Fund shall be delivered to the Custodian for the account of the Acquiring Fund by wire transfer of federal funds on the Closing Date. If on the Valuation Date (a) the Chicago Mercantile Exchange, New York Stock Exchange or another primary trading market for portfolio futures, securities and other assets of the Target Fund shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Target Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such other date as the parties hereto may agree.

3.3           The Target Fund’s transfer agent shall deliver at the Closing a certificate of an authorized officer stating that its records contain the names and addresses of the Fund Shareholders and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing. The Acquiring Fund’s transfer agent shall issue and deliver to the Teucrium Sponsor a confirmation evidencing the Acquiring Fund Shares to be credited on the Closing Date, or provide evidence satisfactory to the Teucrium Sponsor that such Acquiring Fund Shares have been credited to the Target Fund’s account on the books of the Acquiring Fund.

3.4           At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, receipts or other documents as such other party or its counsel may reasonably request.

3.5           If the Target Fund is unable to make delivery to the Custodian pursuant to paragraph 3.2 of any of the Assets for the reason that any of such Assets have not yet been delivered to the Target Fund by the Target Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the Target Fund shall deliver with respect to said Assets executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund, the Custodian or the FCM, including broker confirmation slips.

4.	REPRESENTATIONS AND WARRANTIES.

4.1           The Target Trust, on behalf of the Target Fund, represents and warrants to the Acquiring Trust, on behalf of the Acquiring Fund, as follows:

(a) The Target Fund is a duly established and designated series of the Target Trust, a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to carry out its obligations under this Agreement.

(b) The Target Fund Shares are registered under the 1933 Act and listed for trading on the Exchange, and such registrations and listing have not been revoked, suspended or rescinded and are in full force and effect. The Target Fund is in compliance in all material respects with the Exchange Act, the CEA and the rules and regulations thereunder and the listing rules of the Exchange applicable to its outstanding Target Fund Shares.

(c) The current prospectus and statement of additional information of the Target Fund, as supplemented, conform in all material respects to the applicable requirements of the 1933 Act, the Exchange Act and the CEA, and the applicable rules and regulations of the SEC, the CFTC and the NFA thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Target Fund is not, and the execution, delivery and performance of this Agreement will not result, in material violation of the Teucrium Trust Agreement or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Trust is a party on behalf of the Target Fund or by which the Target Fund is bound, nor will the execution, delivery and performance of this Agreement by the Target Fund result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Trust is a party on behalf of the Target Fund or by which the Target Fund is bound.

(e) The Target Fund has no material contracts or other commitments that will be terminated with liability to the Target Fund on or prior to the Closing Date.

(f) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Target Fund of the transactions contemplated herein, except as may be required under the 1933 Act, the Exchange Act, the CEA, the rules and regulations thereunder, state securities laws, and the rules of the Exchange.

(g) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Target Trust’s knowledge threatened against the Target Fund or any of the Target Fund’s properties or Assets which, if adversely determined, would materially and adversely affect the Target Fund’s financial condition , the conduct of the Target Fund’s business or the ability of the Target Fund to carry out the transactions contemplated by this Agreement. The Target Trust knows of no facts which might form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Target Fund’s business or the Target Fund’s ability to consummate the transactions contemplated herein.

(h) The Statements of Assets and Liabilities, Schedules of Investments (indicating their fair value) of the Target Fund, Statements of Operations (from the Target Fund’s commencement of operations on September 15, 2022 to fiscal year end December 31, 2022), Statements of Changes in Net Assets and Statements of Cash Flows for the Target Fund’s most recent fiscal years ended December 31, 2022, have been audited by Grant Thornton LLP, an independent registered public accounting firm, and are in accordance with GAAP, consistently applied, and such statements and the Target Fund’s unaudited Statements for the six months ended June 30, 2023 (copies of which have been furnished to the Acquiring Fund) present fairly the financial condition of the Target Fund as of such dates, and there are no known contingent liabilities of the Target Fund as of such dates required under GAAP to be disclosed therein.

(i) Since June 30, 2023, there has not been any material adverse change in the Target Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by the Target Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as disclosed on the statement of assets and liabilities referred to in paragraphs 1.3 and 4.1(h) hereof.

(j) At the Closing Date, all federal and other tax returns and reports of the Target Fund required by law then to be filed shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the knowledge of the Target Trust no such return is currently under audit and no assessment or deficiency has been asserted with respect to such returns. As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Tax Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

(k) For each taxable year of its operation, the Target Fund is treated as a separate entity for federal income tax purposes, has met the requirements of Subchapter K of the Code for qualification and treatment as a partnership for such purposes and has not elected to be treated otherwise. The Target Fund currently qualifies, and shall continue to qualify for the period beginning on the first day of its current taxable year and ending on the Closing Date, as a partnership under the Code. The Target Fund has maintained since its formation a December 31 fiscal year-end for U.S. federal income tax purposes, and has never changed such December 31 fiscal year-end for U.S. federal income tax purposes, by for example, filing Internal Revenue Service Form 1128 “Application to Adopt, Change, or retain a Tax Year.”

(l) All issued and outstanding Target Fund Shares are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Target Fund. All of the issued and outstanding Target Fund Shares will, at the time of the Closing, be held by the persons and in the amounts set forth in the records of its transfer agent as provided in paragraph 3.4. The Target Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Target Fund Shares, nor is there outstanding any security convertible into any of the Target Fund Shares.

(m) On the Closing Date, the Target Fund will have good and marketable title to the Assets and full right, power and authority to sell, assign, transfer and deliver the Assets to be transferred by it hereunder free of any liens or other encumbrances other than applicable margin requirements of the FCM, and upon delivery and payment for the Assets, the Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act, other than as disclosed to and accepted by the Acquiring Fund.

(n) The Target Trust (for both itself and on behalf of the Target Fund) has the requisite power and authority to execute and deliver this Agreement, and to consummate the Merger and the other transactions contemplated thereby. The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action required to be taken on the part of the Target Trust , and, assuming due execution and delivery by the Acquiring Trust , this Agreement will constitute the valid and legally binding obligation of the Target Trust, on behalf of the Target Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

(o) The information to be furnished by the Target Trust, on behalf of the Target Fund, for use in registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority and the NFA), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities, derivatives and other laws and regulations applicable thereto.

(p) The Registration Statement, as of the effective date of the Registration Statement and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to those portions relating to the Target Trust and the Target Fund that have been furnished or reviewed and approved by the Target Trust and the Target Fund, in all material respects to the requirements of the federal and state securities laws and the CEA, and the rules and regulations thereunder and does not and will not include, as it relates to information regarding the Target Trust and the Target Fund that was furnished by the Target Trust and the Target Fund for inclusion therein, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. No representations or warranties in this paragraph 4.1(p) shall apply to statements or omissions made in reliance upon and in conformity with written information concerning the Acquiring Fund furned to the Target Fund by the Acquiring Trust.

4.2           The Acquiring Trust, on behalf of the Acquiring Fund, represents and warrants to the Target Trust, on behalf of the Target Fund, as follows:

(a) The Acquiring Fund is a duly established and designated series of the Acquiring Trust, a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power to carry out its obligations under this Agreement.

(b) At the Closing Date, the Acquiring Fund Shares will be registered under the 1933 Act, and such registrations will be in full force and effect, and the Acquiring Fund will have received notice from the Exchange that the Acquiring Fund Shares will be listed for trading on the Exchange on the business day immediately following the Closing Date. The Acquiring Fund will be in compliance in all material respects with the Exchange Act, the CEA and the rules and regulations thereunder at the Closing Date.

(c) At the Closing Date, the current prospectus and statement of additional information of the Acquiring Fund, as supplemented, will conform in all material respects to the applicable requirements of the 1933 Act, the Exchange Act and the CEA, and the rules and regulations of the SEC, the CFTC and the NFA thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Acquiring Fund is not, and the execution, delivery and performance of this Agreement will not result, in material violation of the Tidal Trust Agreement or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Trust is a party on behalf of the Acquiring Fund or by which the Acquiring Fund is bound, nor will the execution, delivery and performance of this Agreement by the Acquiring Fund result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Trust is a party on behalf of the Acquiring Fund or by which the Acquiring Fund is bound.

(e) No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except as may be required under the 1933 Act, the Exchange Act, the CEA, the rules and regulations thereunder, and by state securities laws.

(f) No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to the Acquiring Trust’s knowledge threatened against the Acquiring Fund or any of the Acquiring Fund’s properties or assets which, if adversely determined, would materially and adversely affect the Acquiring Fund’s financial condition, the conduct of the Acquiring Fund’s business or the ability of the Acquiring Fund to carry out the transactions contemplated by this Agreement. The Acquiring Trust knows of no facts which might form the basis for the institution of such proceedings, and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Acquiring Fund’s business or the Acquiring Fund’s ability to consummate the transactions contemplated herein.

(g) There shall be no issued and outstanding shares of the Acquiring Fund prior to the Closing Date other than a nominal number of shares (“Initial Shares”) issued to the Tidal Sponsor (or an affiliate) in order to commence operations of the Acquiring Fund. The Initial Shares have been or will be redeemed by the Acquiring Fund prior to the Closing for the price for which they were issued, and any price paid for the Initial Shares shall at all times have been held by the Acquiring Fund in a non-interest bearing account.

(h) All issued and outstanding shares of the Acquiring Fund will be, at the Closing Date, validly issued, fully paid, and non-assessable by the Acquiring Fund. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring Fund Shares, nor is there outstanding any security convertible into any Acquiring Fund Shares.

(i) The Acquiring Trust (for both itself and on behalf of the Acquiring Fund) has the requisite power and authority to execute and deliver this Agreement, and to consummate the Merger and the other transactions contemplated thereby. The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action on the part of the Acquiring Trust. This Agreement has been duly executed and delivered by the Acquiring Trust and, assuming due and valid authorization, execution, and delivery hereof by the Target Trust, is a valid and legally binding obligation of the Acquiring Trust, on behalf of the Acquiring Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and to general principles of equity and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

(j) The Registration Statement, as of its effective date and at all times subsequent thereto up to and including the Closing Date, conforms and will conform, as it relates to the Acquiring Trust and the Acquiring Fund, in all material respects to the requirements of the federal and state securities laws and the CEA, and the rules and regulations thereunder, and does not and will not include, as it relates to the Acquiring Fund, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading. No representations and warranties in this paragraph 4.2(j) shall apply to statements or omissions made in reliance upon and in conformity with written information concerning the Target Fund furnished to the Acquiring Fund by the Target Trust.

(k) No consideration other than the Acquiring Fund Shares (and the Acquiring Fund’s assumption of the Target Fund’s liabilities) will be issued in exchange for the Target Fund’s Assets in the Merger.

(l) The Acquiring Fund is, and will be at the time of Closing, a newly created series without assets (other than the seed capital provided in exchange for Initial Shares) and without liabilities, created for the purpose of acquiring the assets and assuming the liabilities of the Target Fund, and, prior to the Closing, will not carry on any business activities (other than such activities as are customary to the organization of a new partnership prior to its commencement of investment operations).

(m) The Acquiring Trust has filed a registration statement on Form S-4 for the purpose of registering the Acquiring Fund Shares under the 1933 Act.

(n) The Acquiring Trust has filed a disclosure document with the NFA, as required for each commodity pool operator (“CPO”) registered under the CEA, with respect to each applicable commodity pool, in accordance with the rules and regulations of the CFTC and NFA (the “CPO Disclosure Document”).

5.	COVENANTS OF THE Acquiring Trust AND THE TARGET TRUST, ON BEHALF OF THE ACQUIRING FUND AND THE TARGET FUND, RESPECTIVELY.

5.1           During the period from the date of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with its terms, the Acquiring Fund and the Target Fund will operate their respective businesses in the ordinary course , it being understood that such ordinary course of business will include redemptions of the Initial Shares in the case of the Acquiring Fund.

5.2           The Target Trust will obtain the written consent of Teucrium Sponsor and take all other action necessary to obtain approval of the transactions contemplated herein.

5.3           Subject to the provisions of this Agreement, the Target Trust, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.4           As promptly as practicable, but in any case within sixty (60) days after the Closing Date, the Target Trust shall furnish the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits of the Target Fund for federal income tax purposes which will be carried over to the Acquiring Fund and which will be certified by the Teucrium Sponsor.

5.5           The Target Trust, on behalf of the Target Fund, will provide the Acquiring Fund with information reasonably requested and necessary for the preparation of the Registration Statement.

5.6           Other than the Initial Shares, the Acquiring Fund shall not issue and additional securities, whether equity or debt, prior to the Closing.

5.7           The Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the Exchange Act, the CEA, the Exchange and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.8           The Target Trust, on behalf of the Target Fund, covenants that the Target Fund is not acquiring the Acquiring Fund Shares to be issued hereunder for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.

5.9           As soon as is reasonably practicable after the Closing, the Target Fund will make a liquidating distribution to Fund Shareholders consisting of the Acquiring Fund Shares received at the Closing.

5.10         The Teucrium Sponsor will take all necessary steps to transfer as of the Closing Date all ownership, title, rights, interest and entitlements in the Hashdex U.S. Bitcoin Futures Fund Benchmark (“Index”) to the Tidal Sponsor (or its affiliate or other designee) in order to permit the Acquiring Fund to continue its use of the Index after the Closing. Among other things, the Teucrium Sponsor will obtain the consent of the Index calculation agent to the transfer of Index ownership to the Tidal Sponsor, and will transfer such intellectual property, marks, formulae, data, historical information and other know how to Tidal Sponsor to permit Tidal Sponsor to operate the Index.

5.11         Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, and to satisfy all conditions to the Merger as contemplated by this Agreement as expeditiously as reasonably practicable after the date of this Agreement.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND.

The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Target Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

6.1           All representations and warranties of the Target Trust, on behalf of the Target Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

6.2           The Target Trust shall have delivered to the Acquiring Fund a statement of the Target Fund’s assets and known liabilities, together with a list of the Target Fund’s assets showing the tax basis of such assets by lot and the holding periods of such assets, as of the Closing Date, certified by the Teucrium Sponsor’s Chief Financial Officer.

6.3           The Target Trust shall have delivered to the Acquiring Fund on the Closing Date a certificate executed in the Target Trust’s name by the Teucrium Sponsor’s President or Chief Executive Officer and its Chief Financial Officer, in form and substance satisfactory to the Acquiring Fund, to the effect that the representations and warranties of the Target Trust, on behalf of the Target Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Acquiring Fund shall reasonably request.

6.4           The Acquiring Trust shall have provided the Target Trust with an opportunity to review and comment on all drafts (including final drafts) of all regulatory filings to be submitted to the SEC, the CFTC and the NFA. The Target Trust shall endeavor to review and comment on each such document in a commercially reasonable period of time. For the avoidance of doubt, such documents shall include the Registration Statement, the registration statement for the Acquiring Trust on Form S-1 (including all exhibits thereto), press releases and Forms 8-K, the opinion described in Section 8.6 below and the opinion that all issued and outstanding Target Fund Shares at the Closing Date, upon the consummation of the Merger, will be duly and validly issued and outstanding, fully paid and non-assessable by the Target Fund.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND.

The obligations of the Target Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, the following conditions:

7.1           All representations and warranties of the Acquiring Trust, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

7.2           The Acquiring Trust shall have delivered to the Target Fund on the Closing Date a certificate executed in the Acquiring Trust’s name by the Tidal Sponsor’s Chief Executive Officer and its Chief Financial Officer, in form and substance satisfactory to the Target Fund, to the effect that the representations and warranties of the Acquiring Trust, on behalf of the Acquiring Fund, made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as the Target Fund shall reasonably request.

7.3           The Acquiring Trust shall have delivered to the Target Trust the Acquired Fund Shares payable pursuant to the terms of this Agreement and an appropriate instrument assuming the Target Fund’s Liabilities as of the Closing Date.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET FUND AND THE ACQUIRING FUND.

If any of the conditions set forth below do not exist on or before the Closing Date with respect to the Target Fund or the Acquiring Fund, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement.

8.1           This Agreement and the transactions contemplated herein shall have been approved by the Teucrium Sponsor on behalf of the Target Trust and Target Fund in accordance with the provisions of the Teucrium Trust Agreement, and this Agreement and the transations contemplated herein shall have been approved by the Acquiring Trust on behalf of itself and the Acquiring Fund Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the condition set forth in this paragraph 8.1.

8.2           On the Closing Date, no court or governmental agency of competent jurisdiction shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition (an “Injunction”) that has the effect of preventing the consummation of any of the Merger or the other transactions contemplated by this Agreement and no such action, suit or other proceeding shall have commenced or be pending for the purpose of obtaining an Injunction.

8.3           All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC, the CFTC, the NFA and of state Blue Sky and securities authorities) deemed necessary by the Target Fund or the Acquiring Fund to permit consummation, in all material respects, of the Merger and the other transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Target Fund or the Acquiring Fund, provided that either party hereto may for itself waive any of such conditions.

8.4           Each of the Registration Statement and the registration statement on Form S-1 for the purpose of registering the continuous offering of the shares of the Acquiring Fundshall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5           The Acquiring Fund’s CPO Disclosure Documents and any applicable statements of additional information shall have been duly filed with the NFA, in accordance with the applicable CFTC and NFA rules and regulations.

8.6           The Target Fund and Acquiring Fund shall have received an opinion of K&L Gates LLP (“Opinion”) that the consummation of the transactions contemplated in this Agreement will not result in the recognition of gain or loss under the Code for federal income tax purposes for the Target Fund or the Target Fund Shareholders, and that the Acquiring Fund will be classified as a partnership for federal income tax purposes following the Merger.

Such Opinion shall be based on customary assumptions, limitations and such representations as K&L Gates LLP may reasonably request, and the Target Fund and the Acquiring Fund will cooperate to make and certify the accuracy of such representations. Such Opinion may contain such assumptions and limitations as shall be in the opinion of such counsel appropriate to render the opinions expressed therein.

No opinion will be expressed as to any other U.S. federal tax issues (except those set forth in the opinion) and all state, local or foreign tax issues of any kind.

Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Target Fund may waive the conditions set forth in this paragraph 8.6.

9.	TERMINATION OF AGREEMENT; EXPENSES.

9.1           This Agreement and the transactions contemplated hereby may be terminated and abandoned by resolution of the Acquiring Trust at any time prior to the Closing Date if circumstances, including a change of laws, should develop that, in the opinion of the Acquiring Trust, which make proceeding with the Merger inadvisable.

9.2           If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the provisions of this Section 9, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or the Teucrium Sponsor, the Tidal Sponsor or either of their members, managers or officers, or shareholders of the Target Fund or of the Acquiring Fund, as the case may be, in respect of this Agreement.

10.	WAIVER.

At any time prior to the Closing Date, except as otherwise expressly provided, any of the foregoing conditions may be waived by the Teucrium Sponsor or the Tidal Sponsor if, in the judgment of either, such waiver will not have a material adverse effect on the benefits intended under this Agreement to the Target Fund Shareholders or of the Acquiring Fund, as the case may be.

11.	MISCELLANEOUS.

11.1         None of the representations and warranties included or provided for herein shall survive consummation of the transactions contemplated hereby.

11.2         This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them relating to the subject matter hereof. Neither party shall be bound by any condition, definition, warranty or representation, other than as set forth or provided in this Agreement or as may be, on or subsequent to the date hereof, set forth in a writing signed by the party to be bound thereby.

11.3         This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by the Target Trust, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

11.4         This Agreement may be amended only by a signed writing by all of the parties.

11.5         This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.6         This Agreement shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

11.7         It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of the Teucrium Sponsor, the Tidal Sponsor or either of their members, managers or officers, or shareholders, nominees, agents, or employees of the Acquiring Fund or the Target Fund personally, but shall bind only the property of the Acquiring Fund or the Target Fund, as the case may be, as provided in the Tidal Trust Agreement or the Target Trust Agreement. The execution and delivery of this Agreement by such sponsors or officers thereof shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Acquiring Fund or the Target Fund, as the case may be.

IN WITNESS WHEREOF, the Target Trust, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, have each caused this Agreement and Plan of Merger to be executed and attested on its behalf by its duly authorized representatives as of the date first above written.

TEUCRIUM COMMODITY TRUST, on behalf of its series, Hashdex Bitcoin Futures ETF

By: Teucrium Trading, LLC, as Teucrium Sponsor

By:
Name: Title:

TIDAL COMMODITIES TRUST I, on behalf of its series, Hashdex Bitcoin Futures ETF

By: Toroso Investments, LLC, as Tidal Sponsor

By:
Name: Title: